Exhibit 4.14

Lease Agreement

Contract Number: DDTZDCGJZX-20181025001

Lessor (Party A):Shenzhen Dedian Investment Ltd.

Mailing Address: Room 3805, Dachong International Center, 39 Tonggu Road, Nanshan District, Shenzhen City, Guangdong Province, China

Contact :

Unified social credit code or Valid ID number:

Lesser (Party B): Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.

Mailing Address: Room 3803, Dachong International Center, 39 Tonggu Road, Nanshan District, Shenzhen City, Guangdong Province, China

Unified social credit code or Valid ID number:

In accordance with Contract Law of the People’s Republic of China (the “Contract Law”), Urban Real Estate Administration Law of the People’s Republic of China (the “Urban Real Estate Administration Law”), Measures for the Administration of Commodity House Leasing (the “Measures”) and Decisions about strengthening the safety of house leasing by Shenzhen Standing Committee of People’s Congress”, Party A and B have reached an agreement through friendly consultation to conclude the following contract.

Article 1 Conditions of leasing real estate

At the request of Party B, Party A agrees to lease the following real estate to Party B and it shall be used by Party B in accordance with the provisions of this agreement:

1.1 Location and Number: Room 3803, Dachong International Center, 39 Tonggu Road, Nanshan District, Shenzhen City, Guangdong Province, China

1.2 Delivery Standard: Deliver as is

1.3 Party B confirms that before signing this agreement, Party B had been to the location of the leased property to check carefully all the conditions of the property including its decoration and agreed area, and expressed satisfaction and acceptance; Party B undertakes that the property is only for office use.

Article 2 Term and Area of Lease

2.1 Term of Lease:

From November 27, 2019 to December 27, 2019.

2.2 Area of Lease: The area of the leasing house is 890 square meters.

Article 3 Rent and Management Fee

3.1 Rent per month: Determined on the basis of area. The amount of monthly rental (including air-conditioning fees and management fees) is:

3.1.1 From November 27, 2019 to November 27, 2021, monthly rental per square meter is 193.98 (one hundred and ninety-three point nine eight) Yuan, of which the rent is 155 (one hundred and fifty-five) Yuan, the management fee and the air-conditional fee for working hours is 28 (twenty-eight) Yuan, and the tax is 10.98 (ten point nine eight) Yuan.

3.1.2 From November 27, 2019 to December 27, 2021, monthly rental is 172,642.20 (one hundred and seventy-two thousand six hundred and forty-two point two) Yuan, of which the rent is 137,950 (one hundred and thirty-seven thousand nine hundred and fifty) Yuan, the management fee and the air-conditional fee for working hours is 24,920 (twenty-four thousand nine hundred and twenty) Yuan, and the tax is 9,772.20 (nine thousand seven hundred and seventy-two point two) Yuan.

3.2 All costs above include tax.

Article 4 House lease security deposit

4.1 Within 5 working days from the signing and effective day, Party B shall pay to Party A the house lease security deposit in an amount of two months’ rental (including management fees) which means 325,740 (three hundred and twenty-five thousand seven hundred and forty) Yuan.

4.2 The lease security deposit shall be kept by Party A without interest. Within 15 days after all the following conditions are met, Party A shall return the lease security deposit to Party B through bank transfer, and Party B shall bear the bank transfer fee (deducted directly from the deposit), but the deposit which offsets the account payable by Party B shall not be returned;

4.2.1 Party B does not renew the lease at the end of the lease term;

4.2.2 Party B has returned the property, has paid the full amount and completed all the procedures in accordance with Article 12.1 and the convention, as well as has fulfilled all other obligations and responsibilities stipulated in this agreement;

4.2.3 Party B has returned the original receipt of the lease security deposit issued by Party A (copy is invalid), and has provided in written form the information of the bank account which is to receive the deposit.

4.3 The deposit shall not be returned in case of any of the following conditions:

4.3.1 Party B terminates this agreement in advance without Party A’s consent;

4.3.2 Party B terminates this agreement or renounce the lease in advance by practical behaviors without Party A’s consent;

4.3.3 Party B’s behavior leads to an invalidation of this agreement;

4.3.4 Party A terminates this agreement according to its articles due to Party B’s material breach.

Article 5 Payment of Rent, Management Fee, Water and Electricity Charge, etc.

5.1 Party B shall pay the first rent to Party A within 5 business days from the effective date of this agreement.

5.2 Party B shall pay the rent to Party A before 5th of every month, and Party A shall issue an official invoice within 5 days from the receipt of the rent.

5.3 Party B shall pay the property special maintenance funds to Party A before 10th of every month in the amount of 222.5 (two hundred and twenty-two point five)Yuan.

5.4 Party B shall pay the rent and deposit by bank transfer to the designated account of Party A:

Name of Organization: Shenzhen Dedian Investment Ltd.

Account Bank:

Account Number:

Article 6 Receiving and Renewal

6.1 Party B agrees to and shall come to Dachong International Center at the first day of the lease term to receive the property, as well as shall go through the residence formalities with Party A with Party B’s identity information and relevant payment proofs. Party A need not send a notice to Party B about this matter (Party B has no objection on this).

6.2 If Party B fails to pay the rent, lease security deposit or management fees before or on the signing date of this agreement and before Party B’s receipt of the property, Party B is in material breach, and Party A has the right to postpone the delivery of the property or to act in accordance with Article 14.1. If Party A chooses to postpone the delivery, the delivery date shall be within 5 business days after Party B has paid off the balance, and Party B shall assume the agreed responsibility for the overdue receipt.

6.3 Party B shall carefully and comprehensively check the status of the property when receiving it.

6.4 If Party B delays to receive the property, Party B shall assume the responsibilities of the overdue receipt: the lease term shall remain unchanged, and the relevant incurred fees shall be borne by Party B, including rent and management fees incurred from the beginning date of the lease term. If Party B delays for up to 15 days to receive, Party B shall be in major breach of this agreement.

6.5 After the expiration of the lease term, under the same conditions (subject to the lease conditions determined by Party A at that time) Party B shall have the priority to renew the lease, but Party B shall submit a written renewal application to Party A three months before the expiration of the lease term, and both parties shall negotiate about the lease terms and sign the lease agreement; Party B will be deemed to wave the priority right of renewal if it does not apply within the specified time frame.

6.6 If Party B does not renew the lease agreement with Party A at the expiration of the lease term, Party B shall return the property as stipulated in Article 13.1, otherwise Party B shall bear the responsibilities stipulated in Article 13.2.

Article 7 Decoration and No change of housing structure

7.1 According to Article 223 of the Contract Law and Clause 2 of Article 38 of the Leasing Ordinance, if Party B needs to renovate property (including but not limited to internal decoration, separation, construction, alteration, installation or replacement of equipment and facilities, and other decorations),it shall obtain the written consent of Party A and the property management company in advance and shall pay the decoration deposit. After Party B finishes the decoration which passed the inspection by Party A and property management company, the decoration deposit shall be returned to Party B without interest. Party B cannot decorate without the written consent of the property management company. If Party B renovates without authorization and does not correct it within the time limit specified by Party A and the property management company, it shall be deemed as a major breach. Party A and the property management company must agree to Party B’s renovation requirements unless they have justifiable reasons.

7.2 Party B’s decoration design, grade, style and image must match that of the building which the property is located and the surrounding buildings, and must ensure the safety of the building. In case of dispute, the final ruling shall be attributable to Party A and the property management company.

7.3 After Party B receive the property, if the country laws or policies stipulate that Party B should go through the government examination and approval formalities (including but not limited to fire safety), Party B shall be responsible for all formalities to the government departments and bear all costs.

7.4 Party B shall not change its main structure at any time (including but not limited to foundations, load-bearing walls, load-bearing column beams, other load-bearing components, floor slabs, roof beams, ring beams, staircases, etc.). Otherwise, it will be a major breach of contract by Party B.

7.5 Party B understands: at the expiration of the lease term, Party A does not necessarily renew the lease agreement with Party B, so Party B’s decoration is voluntary and matches the lease term. Party B agrees that, at the expiration of the lease term, or when Party B withdraws the lease in advance, or when Party A rescinds this agreement due to Party B’s serious breach of contract, or when both parties agree to terminate this agreement in advance through consultation, whether or not the decoration still has residual value, and whether or not Party A accepts the decoration, Party B can not require Party A to compensate for any reason.

Article 8 Other liabilities about using of Party B

8.1 Party B shall be responsible for all the government approval procedures (including but not limited to industrial and commercial license, tax registration, fire checking and acceptance, environmental protection approval, special trade operation permits, safety permits, etc.) for the use of the property and shall complete the procedures within the lawful time period and bear all the related expenses; Party A shall assist Party B in the process with reasonable and lawful means. Party B shall not operate without license or illegally. Otherwise, Party B shall be deemed to have breached the contract and bear all the legal responsibilities.

8.2 Party B is responsible for the safety management of the property. Party B shall, in accordance with the national laws, policies, management regulations and the management system of Dachong International Center, properly ensure the safety of the property (including fire safety, anti-theft and anti-robbery, public security management, safety management, power safety, gas safety, food safety, health and epidemic prevention, etc.). Party B shall not store valuables, drugs, guns, control knives, radioactive dangerous goods, fireworks, firecrackers and other inflammable and explosive materials in the property, and shall not allow anyone to stay in the property overnight, for the purposes of ensuring the personal safety and property safety of itself, staff, visitors. If a fire, explosion, public security incidents, personal casualties or other security incidents occur on the property, or if Party B violates the provisions of this article and fails to make corrections within the time limit required by Party A and the property management company, Party B shall be deemed to be in serious breach of contract, and Party B shall bear all legal responsibilities.

8.3 Party B shall be responsible for the cleanliness of the property. All kinds of garbage (including but not limited to commercial garbage, decoration garbage, large-scale garbage and oil pollution) produced by Party B shall be dealt with according to the management regulations of the property management company, and Party B shall not cause pollution to the area outside the property, otherwise Party B shall be deemed to be in breach of contract and Party B shall bear all legal responsibilities and costs of pollution cleaning.

8.4 Party B shall deal well with all relationships and disputes between it and suppliers, purchasers, consumers, visitors, internal employees, other merchants, government departments, other relevant personnel and units according to law. Party B shall be deemed to have breached the contract and shall bear full legal responsibility if Party B fails to properly handle the matter which then affects the normal business, office or public order of other merchants, Party A, the property management company or Sunshine Kechuang Market.

Article 9 Maintenance and Repairing

9.1 Both parties agree: Party A's maintenance responsibility is limited to that of the original main structure of the property and its original ancillary facilities; Party B shall be responsible for maintenance and repairing of the ancillary facilities brought by itself and its decoration, and shall bear the full costs.

9.2 Party B shall properly manage the property. If the main structure of the property or of its building is damaged or lost due to improper using or management by Party B, Party B shall be responsible for the maintenance. If Party B refuses to repair, Party A and the property management company can assist to repair or entrust a third party to repair, and the maintenance costs shall be borne by Party B.

Article 10 Insurance and Force Majeure

10.1 In order to prevent accidental loss, Party B shall purchase full amount of property insurance covering all risks, public liability insurance and other necessary insurance for all the property in the estate, shall pay employer liability insurance and social insurance (including industrial injury insurance and medical insurance) for its employees in accordance with the law, and shall ask insurance companies and insurance institutions promptly after the accident occurs. Compensation. If Party A has purchased insurance for the property, Party A shall not be responsible to compensate Party B's loss.

10.2 In the event of force majeure, both parties should bear their own losses. If the event of force majeure does not affect the continuing lease of the property, the two parties shall continue to perform this agreement.

10.3 Force Majeure Events refer to natural disasters (including but not limited to earthquakes, subsidence, tsunamis, typhoons, rainstorms, floods, etc.) that cannot be foreseen, prevented or avoided by both parties and accidents (including but not limited to fires, explosions, radiation, falling objects from the air, wars, unrest, riots, mass incidents, terrorist attacks, government bans, etc.) caused by non-parties.

Article 11 Property transfer

11.1 This office is limited to be used by Party B for business. Without Party A's consent, Party B shall not sublet and transfer the office, otherwise it will be a major breach of contract.

Article 12 Return the property

12.1 On the date of termination of this agreement, Party B shall return the property (including its ancillary facilities and all keys) to Party A in good condition and pay the full amount payable (including rent, utilities, gas bill, communications fees, television viewing fees, government tax, liquidated damages, late fees, compensation and other payables). Party B shall also complete the cancellation of lease contracts, the cancellation or the address’s moving out of its business license, and other formalities required by the law and the government to ensure that the new lessee can handle the relevant government approval formalities timely and smoothly when leasing the property, and can successfully apply for relevant public utilities services.

12.2 If Party B fails to fulfil all its obligations under Article 13.1, Party A shall have the right to deduct temporarily the amount payable which should have been paid to Party B (including but not limited to the lease deposit). If it leads to losses of Party A and the new lessee, Party B agrees to compensate them in full and the amount shall be deducted from Party B's lease deposit and other funds. If relevant public utilities, government departments or judicial procuratorial organs ask in written form Party A to assist in withholding or deducting Party B's funds, Party B shall agree Party A to assist.

12.3 If Party B fails to return the property on time as stipulated in Article 13.1, it shall pay the rent twice as much as the standard rent stipulated in this agreement, and shall pay the liquidated damages as 10% of the total amount of monthly rent. If the property is not returned within five days after the expiration date, Party B shall be deemed to have given up the ownership of all the articles, equipment, facilities and decoration in the property automatically; Party A shall have the right to recover the property, enter the property on its own and dispose of all the articles, equipment, facilities and garbage in the property on its own. All the expenses incurred shall be borne by Party B, and Party A shall have the right to deduct the cost from Party B's lease security and other funds.

12.4 When Party B returns the property, (i.e. the state in which Party A delivers the property) or jointly uses the above rights. If Party A does not make a definite choice, it shall be deemed that it receive without compensation, and Party B shall not destroy any decoration in the property (including but not limited to hydroelectric lines, ceilings, floors, partitions, glass doors and windows, various decorations and accessories fixed to the property, except for movable articles, facilities and equipment etc.); however, if Party B changes the structure of the property without the written consent of Party A, Party B shall restore it to its original state as required by Party A and the property management company; if Party B does not restored in the limited time, Party A has the right to entrust a third party to repair or restore it to the original state, and all the expenses incurred shall be borne by Party B. Party A has the right to deduct the expenses from Party B's lease deposit.

12.5 Party B agrees that Party A has the right to bring any visitor or future lessees into the property for inspection at or within 2 months before the expiration of the lease term or the termination of this agreement.

Article 13 Other liabilities for breach of contract and Termination of the agreement

13.1 If Party B fails to pay the amount payable within ten days after agreed date, Party B shall pay to Party A the liquidated damages at 5% of the amount owed on each overdue day until the date of payment. If Party B fails to pay the property management fee and the water and electricity fee on time, Party B shall pay the late fee according to the late fee standard determined by the property management company and Shenzhen water supply and power supply department until the payment date.

13.2 If Party B has any of the following circumstances, it shall be deemed as a major breach of contract, and Party A shall have the right to terminate this agreement unilaterally at any time (not deemed to be a violation) and to take back the property and rent it out separately, without refunding the rent and the lease deposit paid by Party B who shall separately compensate for the loss of Party A:

13.2.1 Party B is in arrears with rent, property management fees or other payables, and the time of default is up to 30 days or more (whether or not Party A has urged Party B to pay);

13.2.2 Party B violates Dachong International Center's management rules and regulations and does not make corrections within the time limit stipulated by Party A and the property management company;

13.2.3 Party B violates the Article 8 of this agreement, failing to install its advertisement in the designated place as required by Party A and the property management company and failing to correct it within the time limit stipulated by Party A;

13.2.4 Party B fails to fulfill its maintenance obligations and still fails to do after Party A or the property management company urges;

13.2.5 Party B otherwise significantly breaches the contract.

13.3 If Party A has one of the following circumstances, Party B can unilaterally terminate this agreement (not deemed to be a breach of contract) and require Party A to return the rent for the period not yet fulfilled.

13.3.1 Party A delays the delivery of the property for 30 days or more (except for reasons arising from Party B);

13.3.2 Without the consent of Party B or the approval of relevant departments, Party A rebuilds, expands or renovates the property, which causes Party B to be unable to use it;

13.3.3 Party A withdraws the property before the expiration date;

13.3.4 The structure or quality of the property affects the normal use of Party B;

13.3.5 Party B cannot successfully handle relevant licenses due to Party A or the property management company.

Party B has the right to refuse to pay the rent and terminate the agreement when the above situation occurs, and Party A should return the deposit within 3 days and compensate for the loss of Party B.

13.4 During the term of the lease, in any of the following circumstances, either party can terminate this agreement (not deemed to be in breach of contract), and the rent and other charges payable shall be settled and paid in accordance with the actual term of the lease:

13.4.1 The property is expropriated or requisitioned for national construction or social public interests according to the law;

13.4.2 The property has been disposed of by mortgage;

13.4.3 The property is destroyed, unable to continue to be used or identified as a dangerous building due to Force Majeure;

13.4.4 Party A and Party B agree not to pursue liabilities for breach of contract.

13.5 The term "termination of this agreement" as used herein means the termination of the lease relationship established by Party A and Party B with respect to the property, including the termination of this agreement as well as the lease contracts and relevant legal documents for the record of the government.

Article 14 Notice

14.1 Unless otherwise agreed, the contact address, telephone number and fax number of both parties shall be governed by this agreement. If there is any change, the other party should be notified in writing seven days in advance, otherwise the consequences and liabilities arising therefrom will be borne by the changing party. After Party B enters the house, the address of the property automatically becomes one of the communication addresses of Party B.

14.2 If either party sends a notice to the other one by mail, the other party is deemed to have received the notice when the postal unit or the courier sends the mail to the other party's contact address in the usual way. If the mail is returned due to "unknown address", "no such person", "telephone disconnection", "the other party refuses to accept" or other reasons, it is also deemed to have been served.

14.3 If Party A or the property management company serves written notice to Party B but Party B refuses to sign or cannot sign, Party A or the property management company can post written notice on the exterior wall of the property or in a prominent position leading to the property, or issue the notice with electronic display screen. When posted or released, it is deemed to have been served.

Article 15 Settlement of disputes and Application of law

In the event of a dispute, the two parties shall negotiate to resolve it. When negotiation fails, either party can file a legal proceeding in the people's court of the region where the property is located. Disputes about this agreement shall be handled according to the laws of the People's Republic of China (except those in Hong Kong, Macao and Taiwan).

Article 16 Validity of the agreement

16.1 This agreement and the appendix have constituted all the rights and obligations of the two parties on the lease of the house. Advertising and publicity materials provided by Party A do not constitute part of this agreement. This agreement shall immediately replace all previous commitments, letters of intent, agreements and contracts between the two parties from the date of signing. The rights and obligations of both parties shall be governed by the provisions of this agreement and the appendix.

16.2 If any part of any clause in this agreement is found to be invalid, outdated, illegal or unenforceable, it shall not affect the continuous and effective execution of other clauses and other parts of the clause.

16.3 If one party does not exercise any of its rights under this agreement, it shall not be deemed to waive the right and the party can exercise the right in the future. The rescission or termination of this agreement shall not be deemed as waiving either party’s right to recover from the other party for breach of contract actions. Either party shall have the right to recover from the other party for breach of contract in accordance with applicable laws and this agreement.

Article 17 Effective and Number of contracts

This agreement shall come into force on the date of signing and sealing by both parties. This agreement is done in duplicate, and Party A and Party B each holds one copy with the same legal effect.

Party A (Sealing): Shenzhen Dedian Investment Ltd.

Legal Representative: ZHOU Guanru

Party B (Sealing): Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.

Legal Representative: CHEN Qiang

Signing Date: October 31, 2019